Exhibit 99.1

STOCK PURCHASE AGREEMENT

This Stock Purchase (this “Agreement”) is dated as of December 24, 2019, and entered into between Robert Duggan, an individual (the “Seller”) and each of the parties listed on Exhibit A hereto (each such party, a “Buyer”, and each of the Buyers and the Seller, a “Party” to this Agreement, and collectively, the “Parties”) for the purchase of certain equity interests of Summit Therapeutics plc, a public limited company incorporated in England and Wales with the Registrar of Companies of England and Wales (the “Company”).

As of the date hereof and pursuant to the closing of that certain Securities Purchase Agreement (“SPA”) by and between the Company and the Seller, the Seller beneficially owns 166,157,050 ordinary shares, par value £0.01 per share of the Company (the “Ordinary Shares”) and warrants to purchase an aggregate of 24,923,555 Ordinary Shares (the “Warrants”). In addition, the Seller owns 15,657,641 American Depository Shares (the “ADS Shares”), which may be exchanged for Ordinary Shares at a 1:5 ratio.

The Parties hereby agree as follows:

Article	I. PURCHASE AND SALE OF STOCK

Section 1.01        Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer and deliver to each Buyer at the Closing, and each Buyer agrees to purchase and redeem from the Seller at the Closing, ADS Shares held by the Seller in the amount set forth opposite each Buyer’s name in Exhibit A (the “Shares”).

Section 1.02        Purchase Price. Each Buyer will purchase their respective Shares for an aggregate purchase price as set forth opposite each Buyer’s name on Exhibit A (each such aggregate price, the “Purchase Price”).

Section 1.03        Closing. Subject to the satisfaction or waiver of the conditions to closing of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place on January 10, 2020, or at such other time as may be agreed in writing by the Seller and each respective Buyer with respect to such Buyer (the “Closing Date”) upon satisfactory delivery of the Shares to each Buyer and payment to the Seller of the Purchase Price by wire transfer of immediately available funds to the account(s) designated via email by the Seller. Delivery of the Shares shall be made by electronic delivery to each Buyer of the Shares held in street name and purchased from the Seller pursuant hereto through the Depository Trust Company to an account maintained by the Company’s transfer agent for the benefit of the Company and, with respect to Shares held of record, by delivery of a certificate or certificates representing such Shares duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank and other appropriate instructions to the Company’s transfer agent. In either case, the Parties mutually agree to execute and deliver any other documents as are reasonably required by the Company’s transfer agent to consummate the Closing.

Section 1.04        Conditions to Closing.

(a)	Conditions to Obligations of Seller.

(i)	Each Buyer shall have taken all such action and signed any documents required to effect the acceptance by Buyer of any obligations that will be binding on Buyer as a holder of the Shares upon the Closing.
(ii)	No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a governmental entity that prohibits, restrains, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement.
(iii)	The representations and warranties of each Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.

(b)	Conditions to Obligations of each Buyer.
(i)	No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a governmental entity that prohibits, restrains, enjoins or makes illegal the consummation of the transactions contemplated by this Agreement.
(ii)	The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date.

Section 1.05        Representations and Warranties of the Seller. The Seller hereby makes the following representations and warranties to each Buyer, each of which is true and correct as of the date hereof and as of the Closing Date and each of which will survive the Closing and the transactions contemplated hereby:

(a)	Ownership. The Seller is the sole direct beneficial owner of the Shares. The Shares are owned by the Seller, and will be transferred to each respective Buyer, free and clear of any and all liens, pledges, claims, encumbrances, security interests, rights of first refusal, options, conditions, restrictions, rights, interests or charges of any kind or character (except for those obligations of Seller to which each Buyer must accede in order to satisfy Section 1.04(a)(i) and consummate the Closing).
(b)	Authority. The Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement.
(c)	Binding Obligations. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller.
(d)	Consents. No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit the Seller to perform his obligations under this Agreement, except for (i) such as have been obtained as of the Closing and (ii) an amendment to the Seller’s beneficial ownership report on Schedule 13D (the “13D Amendment”) filed with the Securities and Exchange Commission (the “SEC”) within the two business days following the Closing Date.

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Section 1.06        Representations and Warranties of each Buyer. Each Buyer hereby makes the following representations and warranties to the Seller with respect to itself (and not on behalf of any other Buyer), each of which is true and correct as of the date hereof and as of the Closing Date and each of which will survive the Closing and the transactions contemplated hereby:

(a)	Authority; Assets. Each Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. Each Buyer has adequate assets to pay the Purchase Price.
(b)	Binding Obligations. This Agreement has been duly executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms.
(c)	Consents. No governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit each Buyer to perform its obligations under this Agreement, except for such as have been obtained.
(d)	Reliance. Each Buyer has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, the Seller other than those set forth in Section 1.05. Each Buyer acknowledges and understands that the Seller possesses material nonpublic information regarding the Company not known to any Buyer that may impact the value of the Shares, including, without limitation, (x) information received from individuals in their capacities as directors, officers, significant stockholders or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company (collectively, the “Information”), and that the Seller is not disclosing the Information to any Buyer. Each Buyer understands, based on its experience, the disadvantage to which each Buyer is subject due to the disparity of information between the Seller and each Buyer. Notwithstanding such disparity, each Buyer has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated by this Agreement.
(e)	Investment. Each Buyer is acquiring the Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity has a direct or indirect beneficial interest in the Shares. Each Buyer represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to any third party with respect to the Shares.
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(f)	Exemption From Registration. Each Buyer acknowledges that the Shares are intended to be exempt from registration under the Securities Act of 1933 (“Securities Act”) by virtue of Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act. In furtherance thereof, each Buyer represents and warrants to the Seller that (i) it realizes that the basis for the exemption from registration under the Securities Act may not be present if it intends to acquire the Shares only for a fixed or determinable period of time, (ii) it has the financial ability to bear the economic risk of its investment in the Shares, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to its investment in the Shares and (iii) it and its representatives (if applicable) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.
(g)	Accredited Investor. Each Buyer has reviewed the definition of an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D of the Securities Act, and each Buyer is an “accredited investor” as defined thereunder.

Section 1.07        Substitution. At the Closing, the Seller may, in his sole discretion, substitute (which shall be at a ratio of five (5) Ordinary Shares for each ADS Share, with such number of Purchased Warrants (as defined in the SPA) as included with each Ordinary Share pursuant to the SPA) any or all of the Shares to be sold hereunder with an equivalent proportion of Purchased Securities (as defined in the SPA) for the same Purchase Price. In the event of a substitution by Seller, (i) the Seller’s representations and warranties in Section 1.05 applicable to the Shares shall apply to any and all Purchased Securities substituted therefor, (ii) Seller shall notify Buyer prior to the Closing of the Purchased Securities being substituted and (iii) all references to “Shares” herein shall be deemed to include any substituted Purchased Securities, mutatis mutandis.

Article	II. MISCELLANEOUS

Section 2.01        Notices. All notices, requests and other communications to any Party hereunder will be in writing (including prepaid overnight courier) and will be given to such Party at its address or email address set forth on Exhibit A (or, in the case of Seller, on the signature page attached hereto), or at such other address or email address as such Party may hereafter specify in writing. Each such notice, request or other communication will be effective (a) if given by email, when transmitted to the email address specified in this Section and confirmation of receipt is received by the sender, (b) one business day after deposit with a reputable overnight courier properly addressed and with all charges prepaid or (c) when received, if by any other means. The Parties will promptly notify each other in the manner provided in this Section of any change in their respective addresses. A notice of change of address will not be deemed to have been given until received by the addressee.

Section 2.02        Expenses. Each Party shall bear its own expenses incurred in connection with the preparation of this Agreement.

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Section 2.03        Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each individual Party herein will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 2.04 is not the exclusive remedy for any violation of this Agreement.

Section 2.04        Further Assurances. Each Party will execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

Section 2.05        Assignment. No Party will assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other Parties.

Section 2.06        Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

Section 2.07        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will not be affected, impaired or invalidated. In addition, the Parties agree to use commercially reasonable efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 2.08        Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to or departures from the provisions hereof will be effective, unless set forth in a writing, and delivered to, the other applicable Parties. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 2.09        Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

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Section 2.10        Governing Law; Exclusive Jurisdiction. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles thereof. Any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by a Party or its successors or assigns, will be brought and determined exclusively in the state and federal courts located in New York. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that he or it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that he or it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that he or it or his or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 2.11        Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement (including by means of electronic delivery).

[Signature Pages Follow]

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The Seller and each party listed on Exhibit A hereto have caused this Stock Purchase to be duly executed as of the date first above written.

SELLER

/s/ Robert Duggan
Robert Duggan Address: Robert Duggan c/o Duggan Investments 616 Druid Road East Clearwater, FL 33756

[Signature Page to Stock Purchase Agreement]

BUYERS:

MAHKAM ZANGANEH REVOCABLE TRUST
SHAUN ZANGANEH IRREVOCABLE TRUST

By:	/s/ Mahkam Zanganeh
	Name:	Mahkam Zanganeh
	Title:	Trustee

[Signature Page to Stock Purchase Agreement]

Exhibit A

Buyer	Number of ADS Shares Purchased	Purchase Price ($USD)
Mahkam Zanganeh Revocable Trust 51 Adam Way Atherton, CA 94027	2,104,541	2,999,999.41
Shaun Zanganeh Irrevocable Trust 51 Adam Way Atherton, CA 94027	2,104,541	2,999,999.41
Total	4,209,082	$5,999,998.82